U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 14, 2012 (June 12, 2012)

Ace Marketing & Promotions, Inc.
(Exact name of registrant as specified in its charter)

New York
(State or jurisdiction of incorporation or organization)

000-51160
(Commission File Number)

11-3427886
(I.R.S. Employer Identification Number)

600 Old Country Road, Suite 541, Garden City, NY 11530
 (Address of principal executive offices    (Zip Code)

Registrant's telephone number:  (516) 256-7766

457 Rockaway Avenue, Valley Stream, NY 11582
(Former name or former address, if changed since last report)

Item 1.01  Entry into a Material Definitive Agreement.

On June 12, 2012, Ace Marketing & Promotions, Inc. (the “Company”) closed on a security agreement dated as of May 31, 2012 (the “Security Agreement”) with TCA Global Credit Master Fund, LP, a Cayman Islands limited partnership (“TCA”), related to a $350,000 convertible promissory note issued by the Company in favor of TCA (the “Convertible Note”), which Convertible Note was funded by TCA on June 12, 2012.  The Security Agreement grants to TCA a continuing, first priority security interest in all of the Company’s assets, wheresoever located and whether now existing or hereafter arising or acquired. The Company’s wholly-owned subsidiary, Mobiquity Networks, Inc., also entered into a similar Security Agreement and Guaranty Agreement.

The above description of the Security Agreement and Convertible Note does not purport to be complete and is qualified in its entirety by the full text of the document itself. See Item 2.03 herein, which is incorporated by reference in this Item 1.01.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Convertible Promissory Note

On May 31, 2012, the Company issued the Convertible Note in favor of TCA, which loaned $350,000 to the Company on June 12, 2012.  The maturity date of the Convertible Note is December 2013, and the Convertible Note bears interest at a rate of twelve percent (12%) per annum.  The Convertible Note is convertible into shares of the Company’s common stock at a price equal to ninety-five percent (95%) of the average of the lowest daily volume weighted average price of the Company’s common stock during the five (5) trading days immediately prior to the date of conversion.  The Convertible Note may be prepaid in whole or in part at the Company’s option without penalty.

The above description of the Convertible Note does not purport to be complete and is qualified in its entirety by the full text of the document itself.

Item 3.02  Unregistered Sales of Equity Securities

In addition, the Company is relying on an exemption from the registration requirements of the Securities Act of 1933, as amended, for the private placement of our securities underlying the Convertible Note pursuant to Section 4(2) of the Act and/or Rule 506 of Regulation D promulgated thereunder.  The transaction does not involve a public offering. TCA is an “accredited investor” and/or qualified institutional buyer and TCA has access to information about us and its investment.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Convertible Note, with an issuance date as of May 31, 2012, issued by the Company in favor of TCA. (filed herewith)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACE MARKETING & PROMOTIONS, INC.

Date: June 14, 2012	By:	/s/ Dean L. Julia
Name: Dean L. Julia
Title: Co-Chief Executive Officer